Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS

301 Carlson Parkway ¡ Suite 400 ¡ Minnetonka, MN 55305 ¡ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS FIRST QUARTER RESULTS

MINNETONKA, MN May 9 — Michael Foods, Inc. today reported financial results for the first quarter of 2008. Net earnings for the three months ended March 29, 2008 were $11.3 million, compared to $4.0 million in the 2007 period. Net sales for the three months ended March 29, 2008 were $427.7 million, compared to $327.9 million in the 2007 period, an increase of 30%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended March 29, 2008 increased 25% to $48.9 million, compared to $39.0 million in the 2007 period. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior credit facility.

Commenting on the results, David S. Johnson, Chief Executive Officer and President said, “We are pleased to see growth in our EBITDA, but there continue to be significant cost pressures throughout our business. The significant sales growth in the quarter reflects notable inflationary impacts related to various markets, but it is also noteworthy that each of our divisions had unit sales growth year-over-year. Egg Products Division earnings improved for food ingredient egg products and shell eggs as a result of favorable market conditions, including record high Urner Barry egg markets. Our retail liquid egg products also had a solid quarter as a result of strong volume growth. These earnings improvements were mitigated by a decline in earnings from our foodservice egg products due to continued rising costs, primarily grain and energy-related costs, which we were unable to fully pass-through to our customers in a timely manner. Crystal Farms had good top line growth, but continues to struggle on the bottom line due to high cheese costs. Our Potato Products Division earnings were relatively flat despite improved retail volume and market share. Higher raw material, manufacturing and energy-related costs were experienced during the quarter.”

Johnson noted, “Looking ahead, we need to continue to address the significant cost pressures facing us through internal productivity efforts and passing-on raw material and energy-related increases through pricing.”

Unaudited segment data follows (in thousands):

	Egg Products	Crystal Farms	Potato Division	Corporate & Eliminations	Total
Quarter ended March 29, 2008:
External net sales	$300,966	$96,461	$30,250	$—	$427,677
Net earnings	17,019	1,535	2,497	(9,770)	11,281
EBITDA*	42,238	3,616	5,612	(2,611)	48,855

Quarter ended March 31, 2007:
External net sales	$229,228	$70,190	$28,513	$—	$327,931
Net earnings	7,891	2,854	2,518	(9,313)	3,950
EBITDA*	29,506	5,519	5,607	(1,678)	38,954

*	As defined in our senior credit facility.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the quarter ended March 29, 2008 (in thousands):

	Egg Products	Crystal Farms	Potato Products	Corporate	Total
Net earnings (loss)	$17,019	$1,535	$2,497	$(9,770)	$11,281
Interest expense, excluding amortization of debt issuance costs	348	—	—	10,492	10,840
Amortization of debt issuance costs	—	—	—	957	957
Income tax expense	7,623	770	1,253	(3,305)	6,341
Depreciation and amortization	16,217	1,132	1,679	1	19,029
Equity sponsor management fee	—	—	—	455	455
Industrial revenue bonds related expenses	245	—	—	—	245
Other	1,969	179	183	(1,441)	890

	43,421	3,616	5,612	(2,611)	50,038
Minus:
Unrealized gains on swap contracts	1,183	—	—	—	1,183

EBITDA (as defined in our senior credit facility)	$42,238	$3,616	$5,612	$(2,611)	$48,855

The following table reconciles our net earnings to EBITDA for the quarter ended March 31, 2007 (in thousands):

	Egg Products	Crystal Farms	Potato Products	Corporate	Total
Net earnings (loss)	$7,891	$2,854	$2,518	$(9,313)	$3,950
Interest expense, excluding amortization of debt issuance costs	86	—	—	12,129	12,215
Amortization of debt issuance costs	—	—	—	1,016	1,016
Income tax expense	4,273	1,440	1,320	(4,510)	2,523
Depreciation and amortization	16,358	1,083	1,628	3	19,072
Equity sponsor management fee	—	—	—	441	441
Industrial revenue bonds related expenses	248	—	—	—	248
Other	1,726	142	141	(1,444)	565

	30,582	5,519	5,607	(1,678)	40,030
Minus:
Unrealized gains on swap contracts	1,076	—	—	—	1,076

EBITDA (as defined in our senior credit facility)	$29,506	$5,519	$5,607	$(1,678)	$38,954

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

Condensed consolidated statements of earnings are as follows:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Three Months Ended March 29, 2008 and March 31, 2007

(Unaudited, in thousands)

	2008	2007
Net sales	$427,677	$327,931
Cost of sales	357,374	271,808

Gross profit	70,303	56,123
Selling, general & administrative expenses	40,604	36,101
Plant closing expenses	—	185

Operating profit	29,699	19,837
Interest expense, net	12,077	13,364

Earnings before income taxes	17,622	6,473
Income tax expense	6,341	2,523

Net earnings	$11,281	$3,950

	March 29, 2008	December 29, 2007
	(Unaudited)
Selected Balance Sheet Data:
Cash and equivalents	$5,745	$30,077

Accrued interest	$9,167	$6,276

Total debt, including current maturities	$600,685	$601,783

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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